Exhibit 16

March 14, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

I have read the statements made by the Registrant, which I understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Registrant’s Form 8-K report dated March 14, 2011. I agree with the statements concerning myself in such Form 8-K.

Very truly yours,

/s/ Jeffrey & Company
Jeffrey & Company